Exhibit 99.2

ZAYO GROUP TO ACQUIRE BALTIMORE-BASED LITECAST

Acquisition of Baltimore-Focused Dark Fiber and Ethernet Services Provider

LOUISVILLE, CO – December 14, 2012 – Zayo Group, LLC (“Zayo”) announces that it has executed a definitive agreement to purchase Litecast/Balticore, LLC (“Litecast”), a provider of metro Bandwidth Infrastructure services in Baltimore, Maryland, for a price of $22 million.

Litecast owns and operates the leading Baltimore metropolitan fiber network, connecting over 110 on-net buildings, including all of the city’s major datacenters and carrier hotel facilities. Litecast is focused on providing dark fiber and ethernet-based services to a concentrated set of Baltimore enterprise and governmental customers, particularly within the healthcare and education segments.

The acquisition will further enhance Zayo’s fiber network in the greater Baltimore-Washington metropolitan area, complementing the recently acquired AboveNet and FiberGate networks in the Washington, D.C. and Northern Virginia area. Zayo will be positioned to offer Litecast customers a broad set of Bandwidth Infrastructure products across its regional, national and international fiber networks. In addition, Zayo will offer Baltimore fiber-based services to its large existing carrier customer base.

“Given its geography and product offering, Litecast is a natural extension of Zayo’s recent acquisition of FiberGate,” says Dan Caruso, President and CEO of Zayo Group. “The acquisition completes a very compelling set of fiber assets in the increasingly important Baltimore-Washington metropolitan market.”

With Litecast’s concentrated network geography, focused product set and size, Zayo anticipates a quick network and operations integration process. And given the concentration of Baltimore customers, Zayo is committed to maintaining a strong local presence in the Baltimore market.

The transaction, subject to customary approvals, is expected to close by year-end and will be funded with cash on hand.

About Zayo Group

Based in Louisville, Colo., privately owned Zayo Group (www.zayo.com) is an international provider of fiber-based Bandwidth Infrastructure services and carrier-neutral colocation and interconnection services. Zayo serves wireline and wireless carriers, data centers, Internet content and services companies, high bandwidth enterprises, and federal, state and local government agencies. Zayo provides these services over metro, regional, national, international and fiber-to-the-tower networks which include 67,000 route miles, serving 45 states and Washington, D.C. Its network serves over 10,000 on-net buildings, including over 500 data centers and nearly 2,700 cell towers. Zayo’s colocation assets include approximately 140,000 billable square feet of interconnect-focused colocation space.

For Zayo media inquiries, please contact:

Jaymie Scotto & Associates

+1.866.695.3629

pr@jaymiescotto.com